SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2008

TITAN GLOBAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-32847	87-0433444
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

1700 Jay Ell Drive, Suite 200
Richardson Texas, 75081
(Address of principle executive offices)

(972) 470-9100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

On January 29, 2008, Titan Global Holdings, Inc. (the “Company”) concluded that a material charge to goodwill in the amount of $21,141,000 million in its Communications and Global Brands divisions was required.

Subsequent to the three months ended November 30, 2007, the Company’s communications division experienced a significant decrease in sales and collections of outstanding accounts receivable. Many of the long-standing distributors of the Company’s wholly owned subsidiary Oblio Telecom’s products stopped placing orders for new product and stopped sending payments for previously placed orders. While we are vigorously pursuing legal action against many of these customers, the extended collection process has significantly disrupted the operating cash flow cycle of the prepaid international long distance portion of the Company’s communication’s division. These issues along with losses experienced in its network operations have resulted in the Company ceasing to do business as Oblio in the prepaid international long distance market. As such the Company evaluated the division’s goodwill and other intangible assets for impairment based on changes in the business model. Based on the determination of management, the Company impaired the goodwill and certain intangible assets of Oblio.

Simultaneously, the Company determined to cease the distribution of code division multiple access “CDMA” prepaid wireless handsets and the related airtime through its subsidiary Titan Wireless RM, Inc, due to the increasing capital requirements associated with the business model at Titan Wireless, the Company’s wireless operating subsidiary. As such, the Company evaluated goodwill and other assets for impairment based on changes in its business model. Accordingly, the Company incurred an impairment charge for $14,572 of goodwill and intangible assets related to the Oblio and Titan Wireless.

In connection with the formation of the Company’s global brands division and the related acquisition of USA Detergents on October 16, 2007, goodwill in the amount of $6,569 was established as of the acquisition date as part of the purchase price allocation. Following November 30, 2007, the Company evaluated the working capital requirements of its USA Detergents subsidiary. During the due diligence phase of the acquisition of USAD and prior to acquisition, the Company made certain assumptions regarding the working capital necessary to revitalize the core business of USAD. During the execution phase of the post-acquisition reorganization plan, the Company was unable to successfully negotiate work out payment plans with key suppliers. As such, management determined to cease operations in its current structure. Accordingly, the Company incurred an impairment charge for $6,569 of goodwill related to the USA Detergent acquisition.

Item 8.01 Other Events

Overview and Business Segment Review

On January 30, 2008 the Company filed its Form 10-Q for the fiscal quarter ended on November 30, 2007. The Company recorded revenue of $122 million and a consolidated net operating loss of $24.4 million or $.48 per diluted share for the first quarter ended November 30, 2007, compared to revenue of $30 million and a consolidated net operating loss of $5.9 million, or $.12 per diluted share for the first quarter ended November 30, 2006.

The Company’s Energy Group generated revenues of $90 million and a net loss of $435,000 for the first quarter of 2008. Titan Global Energy Group was formed to acquire and manage complementary assets in the dynamic energy sector. Titan completed its first acquisition in this sector on September 17, 2007, with the acquisition of Appalachian Oil Company, Inc. (“Appco”), a petroleum provider in the Southeastern United States. Titan Global Energy Group now represents 74% of Titan’s consolidated revenues, with new high-growth initiatives already launched. During the second quarter of fiscal year 2008, Appco plans to increase liquid margins (margins on the sale of petroleum products) by introducing E10, a next-generation fuel consisting of 10% ethanol and 90% unleaded gasoline, in five locations. Additionally, Appco has successfully negotiated with brand petroleum suppliers to begin splash-blending ethanol into brand petroleum at certain locations.

The Company’s Communication Division recorded revenue of $22.3 million and a net loss of $18.7 million for the first quarter of 2008 compared to revenue of $24.5 million and a net loss of $126,000 for the first fiscal quarter of 2007. The net operating loss for the first quarter of 2008 included a goodwill impairment charge of $14.6 million and other asset write-downs of $4.5 million, as discussed above. During the first quarter of fiscal year 2008 the Communication Division realized losses from its owned and leased network operations and uncollected or reserved receivables.

The Company has initiated a plan to revitalize its Communication Division during the second quarter of 2008. This plan includes the following:

•	Titan will ”wind down“ owned and leased network operations in its Oblio Telecom Inc. and Starttalk Inc. units.
•
Titan Communications will focus on its core competency in the marketing and distribution of prepaid phone cards. To this end, Titan is in late stage negotiations with a tier one telecom provider wherein it will manage the network and platform risk.

•
Titan is pursuing agreements with foreign incumbent phone companies based on business models wherein it will provide marketing and distribution and the incumbent phone company will provide call termination under a revenue sharing agreement.

•	Expand distribution scope through point of sale activated product. Titan Communications expects to launch POSA product in its third quarter of fiscal year 2008.
•
Titan Wireless concluded the unit’s CDMA platform hadn’t achieved expected results and the outlook was bleak given the cost of CDMA handsets and network costs. After exploring strategic options, Titan agreed to sell the assets of this unit on January 25, 2008, to a group led by its management for approximately $2.5 million, including the issuance of a receivable note and assumed liabilities.

•	Titan Wireless is examining options to sell prepaid products supported by GSM platforms. The cost of GSM handsets and network costs are lower than comparable CDMA handsets and network costs.

The Company’s Electronics and Homeland Security Division recorded revenues of $6.8 million and net income of $574,000 for the first quarter of fiscal 2008 compared to revenues of $5.4 million and net losses of $5.2 million in the first fiscal quarter of 2007.

The Company’s Global Brands Division recorded revenue of $3.2 million and a net loss of $7.7 million in the first quarter of 2008. The net operating loss for the first quarter of 2008 includes goodwill impairment charges of $6.6 million. The Company formed its Global Brands division to consolidate and integrate the management of value brands in the growing network of the Company’s various subsidiaries. The Company’s Global Brands Division completed its acquisition of USA Detergents, Inc., (“USAD”) in October, 2007. The Company acquired USAD’s value brands such as Country Air, Crystal Shine, Fine Care HS, Swiss Pine, Touch of Glass, Laundry Bright, Plumber’s Aid, Power Scrub and Xtra Easy.

In December, 2007, Titan Global Brands Division formed Titan Apparel, Inc. and acquired the assets of Global Brand Marketing, Inc. (GBMI), including inventory, accounts receivable and intellectual property assets. GBMI, located in Santa Barbara, CA, owns the brands Dry-shod, No Mass, Mehandi and Funflopps.

During the second quarter of fiscal year 2008, the Company’s management determined to cease the manufacturing operations of USAD. As a result, USAD ceased its owned plant filling operations of its liquid cleaners. The Company is currently evaluating options to maximize the value of USAD’s brand names by outsourcing filling and packaging or by licensing the brand names to other manufacturers and distributors. Additionally, the Company is pursuing options to gain value from the other operating assets of USAD. Currently, Titan is in negotiations with various parties regarding the sale of USAD’s assets.

Default Judgment against New Gen

On January 29, 2008, Appco was granted a default judgment against NewGen Technologies, Inc. (‘NewGen”). The default judgment provided that Appco had the right to terminate the Consulting Agreement and Supply Agreement between the parties dated as of September 17, 2007, on the date the agreements were terminated and further provided that Appco has no further obligation to NewGen under either agreement. The consulting agreement provided for the payment of a monthly consulting fee of $50,000 until the agreement is terminated in accordance with its terms. The Supply Agreement provided for the appointment of NewGen as Appco’s exclusive supplier of biofuels for a term of 10 years. Appco was awarded attorney’s fees and costs of the suit.

Notification of Removal from the OTCBB

By letter dated January 23, 2008, the Company was notified that it is ineligible for quotation on the OTCBB because it has been delinquent in its reporting obligations three times in a 24 months period. The Company has requested a hearing to appeal the determination. The hearing request stays the removal until a decision of the Panel is rendered.

Litigation Commenced by the Company

On January 18, 2008, the Company commenced litigation against Uri M. Evan and Daniel Bergman, in the United States District Court for the Northern District of Texas. The suit was filed against Messrs. Evan and Bergman, former officers/directors of USA Detergents, Inc., for fraud, fraudulent inducement, negligent misrepresentation, breach of contract and unjust enrichment. The Company is seeking actual damages, punitive damages and attorney’s fees. The suit alleges that after the Company’s acquisition of USAD in October 2007, the Company learned that Evan and Bergman had been engaged in a number of fraudulent activities while officers/directors of USAD which substantially hampered and overstated USAD’s value.

Also, on January 18, 2008, USAD commenced suit against Church & Dwight Co. Inc. (“C&D”), in the 296th Judicial District Court of Collin County for breach of contract, fraud/fraud in the inducement, breach of fiduciary duty, breach of duty of good faith and fair dealing and unjust enrichment. The Company is seeking actual damages, punitive damages and attorney’s fees. The suit alleges that USAD entered into an Asset Purchase Agreement in June 2006 with C&D, whereby C&D acquired from USAD the assets of a laundry business located in Canada at a price that was substantially less than its fair value. The suit further alleges that C&D used its insider knowledge to its advantage to force USAD into selling the business at substantially less than it was truly worth and never paid the purchase price to USAD.

Item 7.01  Regulation FD Disclosure.

On January 30, 2008, the Company issued a press release concerning some of the matters discussed above. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release issued on January 30, 2008.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TITAN GLOBAL HOLDINGS, INC.

	By:	/s/ R. Scott Hensell
R. Scott Hensell
Chief Financial Officer

Date: February 5, 2008